Exhibit 99.1

For immediate release	For more information, contact:
Investor Relations
(972) 699-4055
Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS FIRST QUARTER 2012 RESULTS

Loss per Share of $0.02 on Revenues of $71.8 million.

European Economic Crisis and timing of Turnarounds impact quarterly operating results.

HOUSTON, TEXAS (May 8, 2012) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended March 31, 2012. Revenues were $71.8 million compared with $73.1 million for the first quarter of 2011. Net loss incurred in the first quarter of 2012 was $0.8 million compared to net income of $4.0 million, inclusive of an acquisition related income tax benefit of $1.2 million, in the first quarter of 2011.

Foreign currency fluctuations unfavorably impacted the Company’s first quarter 2012 revenues by $0.3 million but had minimal impact on operating results for the quarter. Loss per share was $0.02 for the first quarter of 2012. This compares with first quarter 2011 earnings per share (diluted) of $0.11, or $0.08 excluding the acquisition related income tax benefit in the quarter.

“Our overall results this quarter were seriously impacted by deteriorating market conditions in Europe,” said Charles R. Cox, chairman and CEO of Furmanite Corporation. “The markets in both Asia-Pacific and the Americas continue strong with our units in these regions continuing to perform well, in spite of a late start to a number of turnarounds.”

Joseph Milliron, Furmanite President and COO, said: “The major restructuring we completed in 2010 proved inadequate for the poor markets we encountered this quarter. In light of the continuing negative and uncertain macro outlook for Europe, we have already begun plans for further restructuring there. After the cost of that action, we are optimistic that the impact of further weakness in European markets in future quarters will be significantly reduced.”

10370 Richmond Avenue, Suite 600 Houston, Texas 77042 972-699-4055

Mr. Cox continued, “We remain confident we are on the right course to drive and support sustained long-term growth. Although this has been a disappointing quarter, we are moving ahead quickly with our previously announced strategic and organizational initiatives.”

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Houston, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 75 offices on six continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011
Revenues	$71,782	$73,054

Costs and expenses:
Operating costs	52,352	50,443
Depreciation and amortization expense	2,025	1,875
Selling, general and administrative expense	18,156	16,911

Total costs and expenses	72,533	69,229

Operating income (loss)	(751)	3,825

Interest income and other income (expense), net	(128)	122

Interest expense	(401)	(240)

Income (loss) before income taxes	(1,280)	3,707

Income tax benefit	450	319

Net income (loss)	$(830)	$4,026

Earnings (loss) per common share - Basic	$(0.02)	$0.11

Earnings (loss) per common share - Diluted	$(0.02)	$0.11

FURMANITE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	March 31, 2012	December 31, 2011

Cash	$29,517	$34,524
Trade receivables, net	71,626	71,508
Inventories	29,342	26,557
Other current assets	13,409	13,171

Total current assets	143,894	145,760

Property and equipment, net	34,590	34,060
Other assets	27,703	27,412

Total assets	$206,187	$207,232

Total current liabilities	$40,294	$41,999
Total long-term debt	30,055	31,051
Other liabilities	15,743	15,293
Total stockholders’ equity	120,095	118,889

Total liabilities and stockholders’ equity	$206,187	$207,232

FURMANITE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011

Net income (loss)	$(830)	$4,026

Depreciation, amortization and other non-cash items	2,575	1,190
Working capital changes	(2,273)	(5,241)

Net cash used in operating activities	(528)	(25)

Capital expenditures	(2,040)	(759)
Acquisition of assets and business, net of cash acquired	–	(3,921)
Proceeds from sale of assets	11	32
Payments on debt	(32,707)	(35)
Proceeds from issuance of debt	30,000	–
Debt issuance costs	(575)	–
Issuance of common stock	416	–
Effect of exchange rate changes on cash	416	659

Decrease in cash and cash equivalents	(5,007)	(4,049)

Cash and cash equivalents at beginning of period	34,524	37,170

Cash and cash equivalents at end of period	$29,517	$33,121

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